EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Enterprise Products Partners L.P.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Units representing limited partner interests	Rule 457(c) and Rule 457(h)	100,000,000	$24.57	$2,457,000,000	0.00011020	$270,761.40

Total Offering Amounts					$2,457,000,000		$270,761.40

Total Fee Offsets							—

Net Fee Due							$270,761.40

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional number of common units representing limited partner interests in the issuer (“Common Units”) as may become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding Common Units.

(2)	Represents Common Units reserved for delivery under the 2008 Enterprise Products Long-Term Incentive Plan (Fourth Amendment and Restatement).
(3)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act and based upon the average of the high and low sales prices of the Common Units as reported on The New York Stock Exchange on November 21, 2022.